Exhibit 99.1

Contacts: Tom Ward 317-685-7330 Investors Les Morris 317-263-7711 Media	FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES BRIAN MCDADE TO BE NEW CHIEF FINANCIAL OFFICER

INDIANAPOLIS, June 21, 2018 — Simon, a global leader in premier shopping, dining, entertainment and mixed-use destinations, announced today that Brian McDade will succeed Andy Juster as the Company’s Executive Vice President and Chief Financial Officer on October 1, 2018. Brian has been with the Company for 14 years, serving in various senior finance and accounting roles with increasing complexity and responsibility, most recently serving as the Company’s Senior Vice President and Treasurer.

As previously announced, Andy Juster will retire from the Company at the end of this year.  “We are fortunate to be in a position to have Brian succeed Andy in what will be a smooth transition in leadership,” said David Simon, Chairman and Chief Executive Officer.  Andy will provide support through the end of the year as Brian assumes his new role.

About Simon

Simon is a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE:SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales. For more information, visit simon.com.